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                                                                     EXHIBIT 5.1



                                    July 26, 2000

Mainspring, Inc.
One Main Street
Cambridge, MA  02142

     RE:  Registration Statement on Form S-1
          Pursuant to Rule 462(b) Relating to 575,000 shares of Common Stock
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Ladies and Gentlemen:

     This opinion relates to an aggregate of 575,000 shares of common stock, par value $.01 per share ("common stock"), of Mainspring, Inc. (the "Company"), which are the subject matter of a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 462(b) under the Securities Act of 1933, as amended, on July 26, 2000 (the "Registration Statement").

     The 575,000 shares of common stock covered by the Registration Statement consist of 500,000 shares being sold by the Company, and 75,000 shares subject to an over-allotment option granted by the Company to the underwriters (the "Underwriters") named in the prospectus (the "Prospectus") incorporated by reference in the Registration Statement.

     Based upon such investigation as we have deemed necessary, we are of the opinion that when the 575,000 shares of common stock to be sold by the Company pursuant to the Prospectus have been issued and paid for in accordance with the terms described in the Prospectus, such shares of common stock will have been validly issued and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters."

                              Very truly yours,


                              /s/ Testa, Hurwitz & Thibeault, LLP
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                              TESTA, HURWITZ & THIBEAULT, LLP